Ness Energy International Announces that it has become a Texas Corporation and has acquired two Natural Gas Wells in North Texas

FORT WORTH, Texas, Mar. 5 /PRNewswire-FirstCall/ -- Ness Energy International (Pink Sheets: NESS) announced today that it has reincorporated in the State of Texas and is now a Texas Corporation.

Mr. Alan Stricklin, President and CEO, stated, "This transfer of the company from Washington State to a corporation in the State of Texas permits us to work more easily with several potential lenders and industry partners in projects that are being contemplated."

Mr. Stricklin further stated, "The company has acquired a 50% working interest in two producing gas wells in Parker County, Texas, which is 30 miles west of Fort Worth. These wells will need further rework and are expected to increase their production significantly within the next few months. The Rogers lease continues to produce while rework is currently underway on two additional wells on this lease.

These new leases and wells are in line with our plan to add additional revenue sources to the company. We are continuing to evaluate multiple prospects and plan to acquire additional properties and have them on line in the near future."

Ness Energy International, Inc. is a developmental stage company focused on the exploration, development, and production of natural gas and oil. Headquartered in Fort Worth, Texas, the company's operations are focused on exploration, developmental drilling, corporate and property acquisitions primarily in the Fort Worth Basin region of North Texas. The company's long term focus and goal is to continue "The Vision" of the founders of the company and to successfully drill for and produce commercial quantities of oil and natural gas in Israel.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

CONTACT:
Ness Energy International, Inc.
(817) 550-1704 or information@nessenergy.com
Visit us on the web at www.nessenergy.com